10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY HIGH INCOME

August 1, 2001 through October 31,2001

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Motorola Inc. Equity	10/26/01	J.P. Morgan Chase	 $9,100 	$50.000	0.12	A
  Security Units
   7.000% due 11/16/04

Pennzoil-Quaker State	10/29/01	J.P. Morgan Chase	 2,175,000	99.383	2.40	B
   10.000% due 11/1/08

Terra Capital Inc.	10/30/01	Credit Suisse First Boston	7,250,000	99.430	10.00	c
   12.875% due 10/15/08

(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $15,900 by other Smith Barney Mutual Funds. B-Includes purchases of $3,825,000 by other Smith Barney Mutual Funds. C-Includes purchases of $12,750,000 by other Smith Barney Mutual Funds.


10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY HIGH INCOME

November 1, 2001 through January 31,2002

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Rite Aid Corp.	11/14/01	J.P. Morgan Chase	$190,000	$100.000	0.46	A
  4.750% due 12/1/06

Allied Waste  11/15/01      J.P. Morgan Chase        5,610,000 	 100.000 	2.00	B
 America 8.500% due 12/1/08

GAP Inc. 8.800% due 12/15/08 11/16/01 Goldman Sachs	 3,990,000	99.769	2.00	C

Revlon Consumer Products	11/19/01	Bear Stearns	 6,500,000 	96.569	4.68	D
  12.000% due 12/1/05

Lyondell Chemical Co.	11/30/01	J.P. Morgan Chase	3,130,000	100.000	2.04	E
   9.500% due 12/15/08

(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $720,000 by other Smith Barney Mutual Funds. B-Includes purchases of $9,390,000 by other Smith Barney Mutual Funds. C-Includes purchases of $6,010,000 by other Smith Barney Mutual Funds. D-Includes purchases of $10,500,000 by other Smith Barney Mutual Funds. E-Includes purchases of $4,870,000 by other Smith Barney Mutual Funds.